EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Nancy Shipp, (Investors) 206.388.3136
nancys@bluenile.com
John Baird, (Media) 206.336.6755
johnb@bluenile.com
Blue Nile Announces First Quarter 2007 Financial Results
Q1 Net Sales Total $67.9 Million, Representing 34.0% Growth Year Over Year
Earnings Per Diluted Share of $0.19 Increase 46.2% from Prior Year
Operating Income of $3.7 Million Grows 38.3% from Prior Year
Financial Guidance Raised for 2007
SEATTLE, May 7, 2007 – Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its first quarter ended April 1, 2007.
Blue Nile reported that its first quarter net sales increased 34.0% to $67.9 million. During the quarter, operating income rose 38.3% to $3.7 million. Net income in the first quarter totaled $3.2 million, or $0.19 per diluted share, compared to $2.4 million, or $0.13 per diluted share, in the prior year. Net income per diluted share increased 46.2% year over year.
Net cash provided by operating activities was $33.7 million for the trailing twelve month period ended April 1, 2007, compared to $31.5 million for the trailing twelve month period ended April 2, 2006. Non-GAAP free cash flow increased to $32.2 million for the trailing twelve month period ended April 1, 2007, compared to $30.0 million for the trailing twelve month period ended April 2, 2006.
“Blue Nile had a terrific first quarter of 2007,” said Mark Vadon, Chief Executive Officer. “We experienced tremendous growth in our business and generated substantial profitability. Our first quarter performance was driven by significant traction with consumers as a result of the appeal of the Blue Nile customer experience and value proposition.”
“Our first quarter results represent a strong start for our business in 2007,” said Diane Irvine, President and Chief Financial Officer. “We are pleased with the robust growth in our net sales, gross profit and earnings. While all product categories were strong in the first quarter, we are particularly enthusiastic about the performance of jewelry at price points above $25,000. Our net sales in these price points rose 84% year over year in the first quarter, representing our fastest growth product category and reflecting the growing appeal of the Blue Nile brand.”
During the quarter, Blue Nile repurchased 344,655 shares of its common stock for $13.5 million. Since the inception of its stock repurchase program in February 2005, the Company has repurchased approximately 2.7 million shares of its common stock, or 15.2% of shares outstanding, at an average price of $32.75.

Other Financial Highlights
•	Cash and marketable securities totaled $59.2 million at April 1, 2007.

•	Gross profit for the first quarter of 2007 increased 28.1% to $13.2 million, compared to $10.3 million in the first quarter of 2006. Gross profit as a percentage of net sales was 19.5% in the first quarter of 2007 compared to 20.4% in the first quarter of 2006.

•	As a percentage of net sales, selling, general and administrative expense declined to 14.1% in the first quarter, from 15.1% in the first quarter of 2006. Selling, general and administrative expense for the first quarter of 2007 was $9.6 million, compared to $7.7 million in the first quarter of 2006.

•	Stock-based compensation expense totaled $1.3 million in the first quarter of 2007, compared to $0.9 million in the first quarter of 2006.

•	International sales, representing the Company’s Canada and U.K. websites, totaled $2.6 million in the first quarter, an increase of 84.1% year over year.

•	The Company’s effective tax rate for the first quarter was 34.9%. Blue Nile fully utilized its net operating loss carryforwards for federal income tax purposes in the fourth quarter of 2006.

•	Capital expenditures in the first quarter of 2007 totaled $0.2 million, compared to $0.6 million in the first quarter of 2006.

Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of May 7, 2007. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the second quarter 2007 (Quarter Ending July 1, 2007):
•	Second quarter net sales are expected to be between $65.5 million and $67.5 million.

•	Net income is expected to be between $0.16 and $0.17 per diluted share. The estimated net income per diluted share includes estimated stock-based compensation expense of $0.05 per diluted share.
Expectations for the full year 2007 (Year Ending December 30, 2007):
•	Net sales are expected to be between $295.0 million and $305.0 million.

•	Net income is expected to be in a range of $0.86 to $0.91 per diluted share. The estimated net income per diluted share includes estimated stock-based compensation expense of $0.24 per diluted share.

•	The effective tax rate for the remaining quarters of 2007 is expected to be approximately 35.2%.

•	Capital expenditures are expected to be approximately $5.0 million for the year. Capital expenditures for 2007 include investments related to the expansion of the Company’s U.S. fulfillment center and a new international facility.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, which we expect to file with the Securities and Exchange Commission on or before May 10, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call
Blue Nile will host a conference call to discuss its first quarter 2007 financial results at 2:00 p.m. Pacific time today. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP free cash flow as a measure of certain components of financial performance. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measure used by Blue Nile may not be the same non-GAAP financial measure, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measure and the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure.
Blue Nile’s management believes that non-GAAP free cash flow provides meaningful supplemental information regarding liquidity. Blue Nile believes that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP free cash flow calculation provides consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	April 1, 2007	April 2, 2006
Net cash used in operating activities	$(26,181)	$(19,388)
Purchases of fixed assets, including internal- use software and website development	(193)	(608)

Non-GAAP free cash flow	$(26,374)	$(19,996)

	Twelve months	Twelve months
	ended	ended
	April 1, 2007	April 2, 2006
Net cash provided by operating activities	$33,727	$31,536
Purchases of fixed assets, including internal- use software and website development	(1,493)	(1,523)

Non-GAAP free cash flow	$32,234	$30,013

About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	April 1,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,244	$78,540
Restricted cash	119	117
Marketable securities	29,863	19,767

Total cash and marketable securities	59,226	98,424
Trade accounts receivable	926	1,484
Other accounts receivable	319	156
Inventories	15,492	14,616
Deferred income taxes	694	598
Prepaids and other current assets	567	740

Total current assets	77,224	116,018
Property and equipment, net	3,218	3,391
Intangible assets, net	311	319
Deferred income taxes	2,647	2,285
Other assets	63	93

Total assets	$83,463	$122,106

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,200	$66,625
Accrued liabilities	4,839	7,315
Current portion of deferred rent	197	197

Total current liabilities	43,236	74,137
Deferred rent, less current portion	610	666
Commitments and contingencies
Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	118,368	115,751
Deferred compensation	(115)	(180)
Accumulated other comprehensive loss	(1)	(2)
Retained earnings	10,273	7,110
Treasury stock	(88,927)	(75,395)

Total stockholders’ equity	39,617	47,303

Total liabilities and stockholders’ equity	$83,463	$122,106

Note: The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended
	April 1,	April 2,
	2007	2006
Net sales	$67,910	$50,694
Cost of sales	54,661	40,352

Gross profit	13,249	10,342

Selling, general and administrative expenses	9,564	7,677

Operating income	3,685	2,665

Other income (expense), net:
Interest income	973	985
Other income	203	—

Total other income (expense), net	1,176	985

Income before income taxes	4,861	3,650
Income tax expense	1,698	1,295

Net income	$3,163	$2,355

Basic net income per share	$0.20	$0.14

Diluted net income per share	$0.19	$0.13

Shares used for computation (in thousands):
Basic	15,874	17,354
Diluted	16,545	18,236

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Quarter ended
	April 1,	April 2,
	2007	2006
Operating activities:
Net income	$3,163	$2,355
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	391	468
Stock-based compensation	1,304	890
Deferred income taxes	(459)	783
Tax benefit from exercise of stock options	704	437
Excess tax benefit from exercise of stock options	(48)	(32)
Changes in assets and liabilities:
Receivables, net	396	1,025
Inventories	(876)	(1,918)
Prepaid expenses and other assets	201	205
Accounts payable	(28,425)	(21,745)
Accrued liabilities	(2,476)	(1,797)
Deferred rent	(56)	(59)

Net cash used in operating activities	(26,181)	(19,388)

Investing activities:
Purchases of property and equipment	(193)	(608)
Proceeds from the sale of property and equipment	—	1
Purchases of marketable securities	(20,094)	(20,043)
Proceeds from the maturity of marketable securities	10,000	35,000

Net cash provided by (used in) investing activities	(10,287)	14,350

Financing activities:
Repurchase of common stock	(13,532)	(6,071)
Proceeds from stock option exercises	656	976
Excess tax benefit from exercise of stock options	48	32

Net cash used in financing activities	(12,828)	(5,063)

Net decrease in cash and cash equivalents	(49,296)	(10,101)

Cash and cash equivalents, beginning of period	78,540	71,921

Cash and cash equivalents, end of period	$29,244	$61,820